Exhibit 99.1

Rafael Holdings Reports Fourth Quarter and Full Year Fiscal 2024 Financial Results

Our proposed merger with Cyclo Therapeutics advances our strategy to invest in, develop and commercialize clinical stage assets which address areas of high unmet medical need

NEWARK, NJ – November 6, 2024 (GLOBE NEWSWIRE) - Rafael Holdings, Inc. (NYSE: RFL), today reported its financial results for the fourth quarter and the full fiscal year ended July 31, 2024.

“During fiscal 2024, we made significant progress on our strategy to advance our existing portfolio and to invest in, develop and commercialize clinical stage assets in areas of high unmet medical need. Specifically, we are extremely pleased to have entered into a merger agreement with Cyclo Therapeutics (Nasdaq: CYTH), said Bill Conkling, CEO of Rafael Holdings. Bill added, “We are encouraged that Cyclo Therapeutics has fully enrolled its pivotal Phase 3 study evaluating Trappsol® Cyclo™ for the treatment of Niemann-Pick Disease Type C1, a rare and fatal genetic disease, and results from the 48-week interim analysis are expected in the middle of 2025. Despite recent FDA approvals, we believe that Trappsol® Cyclo™ has the potential to be a market leader. We anticipate a shareholder vote and closing the merger with Cyclo Therapeutics in the coming months.”

Rafael Holdings, Inc. Fourth Quarter Fiscal Year 2024 Financial Results

As of July 31, 2024, we had cash, cash equivalents and marketable securities of $65.9 million.

For the three months ended July 31, 2024, we recorded a net loss from continuing operations attributable to Rafael Holdings of $4.5 million, or $0.19 per diluted share, versus a net gain from continuing operations of $1.3 million, or $0.06 per diluted share, in the year ago period.

Research and development expenses were $1.5 million for the three months ended July 31, 2024, compared to $1.3 million in the year ago period. The year over year increase relates to activity at Cornerstone and Day Three Labs, which were consolidated with Rafael Holdings during fiscal 2024.

For the three months ended July 31, 2024, general and administrative expenses were $2.3 million. For the same period in the prior year, general and administrative expenses were $1.4 million. The increase was primarily due to additional expenses from Cornerstone and Day Three Labs, which were consolidated with Rafael Holdings during fiscal 2024, as well as increased professional fees related to the Cornerstone and Day Three Labs acquisitions.

Rafael Holdings, Inc. Full Fiscal Year 2024 Financial Results

For the twelve months ended July 31, 2024, we recorded a net loss from continuing operations attributable to Rafael Holdings of $34.4 million, or $1.45 per diluted share, versus a net loss from continuing operations of $8.4 million, or $0.36 per diluted share, in the year ago period. The net loss recorded during fiscal year 2024 was driven by an in-process research and development expense of $89.9 million related to the Cornerstone acquisition, a loss of $1.6 million on our initial investment in Day Three Labs, offset by a recovery of receivables from Cornerstone of $31.3 million and realized and unrealized gains on our investment in Cyclo Therapeutics. During the second quarter of 2024, we increased our investment in Day Three Labs and now hold a majority interest in the company with 84% of the shares outstanding. We began reporting consolidated financial results for Day Three Labs in January 2024 and Cornerstone Pharmaceuticals in March 2024.

Research and development expenses were $4.2 million for the fiscal year ended July 31, 2024, compared to $6.3 million in the year ago period. The year over year reduction is due to the winding down of early-stage programs, including at Barer Institute.

For the fiscal year ended July 31, 2024, general and administrative expenses were $8.9 million versus $8.9 million in the same period in the prior year. The decrease in general and administrative expenses at Rafael Holdings was offset by additional G&A expenses from Cornerstone and Day Three Labs as well as increased professional fees related to the two acquisitions in Fiscal 2024.

About Rafael Holdings, Inc.

Rafael Holdings, Inc. is a holding company with interests in clinical and early-stage pharmaceutical companies including an investment in (and planned merger with) Cyclo Therapeutics Inc. (Nasdaq: CYTH), a biotechnology company dedicated to developing Trappsol® Cyclo™, which is being evaluated in clinical trials, including an ongoing Phase 3 trial for the potential treatment of Niemann-Pick Disease Type C1 (“NPC1”), a rare, fatal, and progressive genetic disorder.  Rafael also holds a majority equity interest in LipoMedix Pharmaceuticals Ltd. a clinical stage pharmaceutical company, Barer Institute Inc., a wholly owned preclinical cancer metabolism research operation, and a majority interest in Cornerstone Pharmaceuticals, Inc., formerly known as Rafael Pharmaceuticals Inc., a cancer metabolism-based therapeutics company. Rafael also holds a majority interest in Rafael Medical Devices, LLC., an orthopedic-focused medical device company developing instruments to advance minimally invasive surgeries, and a majority interest in Day Three Labs, Inc., a company which empowers third-party manufacturers to reimagine their existing cannabis offerings enabling them to bring to market better, cleaner, more precise and predictable versions by utilizing Day Three’s pharmaceutical-grade technology and innovation like Unlokt™. The Company’s primary focus is to expand our investment portfolio through opportunistic and strategic investments including therapeutics, which address high unmet medical needs. Upon closing of the planned merger with Cyclo, the Company intends to focus its efforts on making Trappsol®Cyclo™ its lead clinical program.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding our expectations surrounding the potential, safety, efficacy, and regulatory and clinical progress of our product candidates; plans regarding the further evaluation of clinical data; and the potential of our pipeline, including our internal cancer metabolism research programs. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, those disclosed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended July 31, 2024, and our other filings with the SEC. These factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

Contact:

Barbara Ryan

Barbara.ryan@rafaelholdings.com

(203) 274-2825

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RAFAEL HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	July 31, 2024	July 31, 2023
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$2,675	$21,498
Available-for-sale securities	63,265	57,714
Interest receivable	515	387
Convertible note receivable, related party	5,191	—
Accounts receivable, net of allowance for doubtful accounts of $245 at July 31, 2024 and July 31, 2023	426	213
Prepaid expenses and other current assets	430	914
Convertible note receivable, related party	0	1,921
Investment in equity securities	—	294
Total current assets	72,502	82,941

Property and equipment, net	2,120	1,695
Investments – Cyclo	12,010	4,763
Investments – Hedge Funds	2,547	4,984
Investment – Day Three	—	2,797
Investments – Other Pharmaceuticals	—	65
Convertible note receivable	1,146	—
Goodwill	3,050	—
Intangible assets, net	1,847	—
In-process research and development	1,575	1,575
Other assets	35	9
TOTAL ASSETS	$96,832	$98,829

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$2,556	$333
Accrued expenses	1,798	763
Convertible notes payable	614	—
Other current liabilities	113	1,023
Due to related parties	733	26
Installment note payable	1,700	—
Total current liabilities	7,514	2,145

Accrued expenses, noncurrent	2,982	—
Convertible notes payable, noncurrent	73	—
Other liabilities	5	55
TOTAL LIABILITIES	10,574	2,200

COMMITMENTS AND CONTINGENCIES

EQUITY
Class A common stock, $0.01 par value; 35,000,000 shares authorized, 787,163 shares issued and outstanding as of July 31, 2024 and July 31, 2023	8	8
Class B common stock, $0.01 par value; 200,000,000 shares authorized, 24,142,535 issued and 23,819,948 outstanding (excluding treasury shares of 101,487) as of July 31, 2024, and 23,635,709 shares issued and 23,490,527 shares outstanding as of July 31, 2023	238	236
Additional paid-in capital	280,048	264,010
Accumulated deficit	(201,743)	(167,333)
Treasury stock, at cost; 101,487 and 0 Class B shares as of July 31, 2024 and July 31, 2023, respectively	(168)	—
Accumulated other comprehensive income (loss) related to unrealized income on available-for-sale securities	111	(353)
Accumulated other comprehensive income related to foreign currency translation adjustment	3,691	3,725
Total equity attributable to Rafael Holdings, Inc.	82,185	100,293
Noncontrolling interests	4,073	(3,664)
TOTAL EQUITY	86,258	96,629

TOTAL LIABILITIES AND EQUITY	$96,832	$98,829

RAFAEL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except share and per share data)

	Three Months Ended July 31,		Year Ended July 31,
	2024	2023	2024	2023
Revenues	$165	$68	$637	$279

Cost of infusion Technology revenue	69	-	154	-
G&A Expenses	2,330	1,395	8,854	8,932
R&D Expenses	1,543	1,266	4,170	6,312
In-process research and development expense	-	0	89,861	-
Depreciation and amortization	68	18	225	78
Operating Loss	(3,845)	(2,611)	(102,627)	(15,043)
Interest income	606	-	2,383	3,253
Impairment of investments - Other Pharmaceuticals	-	17	-	(334)
Loss on initial investment in Day Three upon acquisition	-	-	(1,633)	-
Realized gain on available-for-sale securities	251	-	1,772	154
Realized gain (loss) on investment in equity securities	-	-	(46)	309
Unrealized gain on investment in equity securities	-	-	-	33
Realized gain on investment - Cyclo	-	-	424	-
Unrealized gain on investment - Cyclo	(3,162)	2,663	37	2,663
Unrealized gain on convertible notes receivable, due from Cyclo	1,191	-	1,191	-
Unrealized (loss) gain on investment - Hedge Funds	181	100	63	220
Recovery of receivables from Cornerstone	-	-	31,305	-
Interest expense	(163)	-	(248)	-
Other income	-	1,294	118	-
Income (loss) before incomes taxes from continuing operations	(4,941)	1,463	(67,261)	(8,745)
Benefit from taxes	87	(4)	2,680	255
Equity in loss of Day Three	-	(203)	(422)	(203)
Consolidated net loss from continuing operations	(4,854)	1,256	(65,003)	(8,693)

Discontinued Operations
Loss from discontinued operations related to 520 Property		(65)	-	(306)
Gain on disposal of 520 Property		-	-	6,784
Income from discontinued operations	-	(65)	-	6,478

Consolidated net loss	(4,854)	1,191	(65,003)	(2,215)
Net loss attributable to noncontrolling interests	(386)	(28)	(30,593)	(339)
Net loss attributable to Rafael Holdings, Inc.	$(4,468)	$1,163	$(34,410)	$(1,876)

Continuing operations earnings (loss) per share
Net loss from continuing operations	$(4,854)	$1,256	$(65,003)	$(8,693)
Net loss attributable to noncontrolling interests	(386)	(28)	(30,593)	(339)
Numerator for loss per share from continuing operations	$(4,468)	$1,284	$(34,410)	$(8,354)

Discontinued operations earnings income per share
Numerator for income from discontinued operations	$-	$(65)	$-	$6,478

Earnings (loss) per share - Basic and Diluted
Continuing operations	$(0.19)	$0.06	$(1.45)	$(0.36)
Discontinued operations	-	-	-	0.28
Total basic earnings (loss) per common share	$(0.19)	$0.06	$(1.45)	$(0.08)

Weighted average number of shares used in calculation of earnings (loss) per share - basic and diluted	23,916,839	22,263,211	23,745,516	23,263,211

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